                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                    PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Filed by the Party other than the Registrant [   ]

Check the appropriate box:
[   ]    Preliminary Proxy Statement
[X  ]    Definitive Proxy Statement
[   ]    Definitive Additional Materials
[   ]    Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                    CHARLES E. SMITH RESIDENTIAL REALTY, INC.
                (Name of Registrant as Specified in its Charter)

       The Board of Directors of Charles E. Smith Residential Realty, Inc.
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

[X]      No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

         (1)  Title of each class of securities to which transaction applies:

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         (2)  Aggregate number of securities to which transaction applies:

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         (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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         (4)  Proposed maximum aggregate value of transaction:

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[  ]     Fee paid previously with preliminary materials:

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[  ]     Check box if any part of the fee is offset as provided by Exchange
         Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)  Amount Previously Paid:

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

                    CHARLES E. SMITH RESIDENTIAL REALTY, INC.

                               2345 Crystal Drive
                            Arlington, Virginia 22202

                            NOTICE OF ANNUAL MEETING
                                 OF SHAREHOLDERS

                       To Be Held On Thursday, May 7, 1998

         You are cordially invited to attend the 1998 Annual Meeting of Shareholders of Charles E. Smith Residential Realty, Inc. (the "Company") to be held on Thursday, May 7, 1998, at 10:00 a.m., Eastern Daylight Savings Time, in the Arlington Ballroom of the Crystal Gateway Marriott Hotel, 1700 Jefferson Davis Highway, Crystal City, Arlington, Virginia 22202. Parking is available for you in the hotel garage. This meeting will be held for the following purposes:

              1. To elect two directors to serve for an ensuing three-year term;

              2. To ratify the appointment of Arthur Andersen LLP as independent auditors of the Company for the 1998 fiscal year;

              3. To amend the Company's 1994 Employee Stock and Unit Option Plan; and

              4. To transact such other business as may properly come before such meeting or any adjournments thereof.

         Only shareholders of record at the close of business on March 26, 1998, will be entitled to vote at the meeting or any adjournments thereof.

         IF YOU ARE UNABLE TO BE PRESENT AT THE MEETING IN PERSON, PLEASE SIGN AND DATE THE ENCLOSED PROXY, WHICH IS BEING SOLICITED BY THE BOARD OF DIRECTORS, AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                                   BY ORDER OF THE BOARD OF DIRECTORS

                                  /s/ Ernest A. Gerardi, Jr.

                                  Ernest A. Gerardi, Jr.
                                  President and Chief Operating Officer

                    CHARLES E. SMITH RESIDENTIAL REALTY, INC.

                               2345 Crystal Drive
                            Arlington, Virginia 22202

                               PROXY STATEMENT FOR
                         ANNUAL MEETING OF SHAREHOLDERS

                       To Be Held On Thursday, May 7, 1998

      This Proxy Statement is furnished to shareholders of Charles E. Smith Residential Realty, Inc. (the "Company"), a Maryland corporation, in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders (the "Meeting") of the Company to be held on May 7, 1998, at 10:00 a.m., Eastern Daylight Savings Time, for the purposes set forth in the Notice of Meeting. This solicitation of proxies is made on behalf of the Board of Directors (the "Board of Directors") of the Company.

         Holders of record of Common Stock (the "Common Stock") of the Company as of the close of business on the record date, March 26, 1998, are entitled to receive notice of and to vote at the Meeting, and each share of Common Stock entitles the holder thereof to one vote. At the close of business on March 27, 1998, there were 15,329,329 shares of Common Stock issued and outstanding.

         Common Stock represented by proxies in the form enclosed, if such proxies are properly executed and returned and not revoked, will be voted as specified. Where no specification is made on a properly executed and returned form of proxy, the shares will be voted FOR the election of both nominees for Director, FOR the proposal to ratify the appointment of Arthur Andersen LLP as independent auditors, and FOR the proposal to increase the number of shares or units authorized for issuance under the Company's 1994 Employee Stock and Unit Option Plan (the "Option Plan"). The Company knows of no business other than that set forth above to be transacted at the meeting. If other matters requiring a vote do arise, it is the intention of the persons named in the proxy to vote in accordance with their judgment on such matters.

         To be voted, proxies must be filed with the Secretary of the Company prior to the time of voting. Proxies may be revoked at any time before exercise thereof by filing a notice of such revocation or a later dated proxy with the Secretary of the Company or by voting in person at the Meeting.

         The Company's 1997 Annual Report to Shareholders for the fiscal year ended December 31, 1997, has been mailed with this Proxy Statement. This Proxy Statement, the form of proxy, and the 1997 Annual Report to Shareholders were mailed to shareholders on or about April 6, 1998. The executive offices of the Company are located at 2345 Crystal Drive, Arlington, Virginia 22202.

                              ELECTION OF DIRECTORS
                                    (Item 1)

Board of Directors

         The Board of Directors of the Company is divided into three classes, with approximately one-third of the directors elected by the shareholders annually. The directors whose terms will expire at the Meeting are Ernest A. Gerardi, Jr. and Charles B. Gill, both of whom have been nominated for election as a director at the Meeting to hold office until the Annual Meeting of Shareholders to be held in the year 2001 and until his successor is elected and qualified. Two nominees for director will be elected upon a favorable vote of a plurality of the voting Common Stock present and entitled to vote, in person or by proxy, at the Meeting.

         The Board of Directors of the Company recommends a vote FOR Messrs. Gerardi and Gill as directors to hold office until the Annual Meeting of Shareholders to be held in the year 2001 and until their successors are elected and qualified. Should either or both of these nominees become unable to serve for any reason, the Board of Directors may designate substitute nominees, in which event the persons named in the enclosed proxy will vote for the election of such substitute nominee or nominees, or may reduce the number of directors on the Board of Directors.

Nominees for Election to Term Expiring 2001

         Ernest A. Gerardi, Jr. Mr. Gerardi is President, Chief Operating Officer, and a Director of the Company, and President, Chief Executive Officer, and a director of each of Smith Realty Company, Consolidated Engineering Services, Inc., Smith Management Construction, Inc., and Charles E. Smith Insurance Agency, Inc., the affiliated entities that conduct the Company's multifamily and retail management and leasing, engineering and technical, interior construction and renovation, financing, insurance brokerage, and other property-related services (collectively the "Property Service Businesses"). From 1985 until 1994, Mr. Gerardi was a member of the Executive Committee of Charles E. Smith Management, Inc., where he had overall responsibility for all day-to-day business operations and long-range planning. From 1985 through 1993, he served as Executive Vice President and Senior Executive Vice President of Charles E. Smith Management, Inc. Prior to joining the Smith Companies in 1985, Mr. Gerardi was with Arthur Andersen and Co., where he served as senior partner in charge of the firm's accounting and financial practice for over 250 professionals in Washington, D.C. During his 27 years with Arthur Andersen, he specialized in management consultation and strategic planning. He is also a member of the American Institute of Certified Public Accountants and the D.C. Institute of Certified Public Accountants. Mr. Gerardi, 62 years old, serves on the Executive Committee of the Company.

         Charles B. Gill. Mr. Gill is currently a Director of the Company. From 1979 until March 1, 1995, Mr. Gill was Governor and Chief Executive Officer of the National Rural Utilities Cooperative Finance Corporation, a financial intermediary providing capital to rural electric systems. Mr. Gill also served on the Board and was Chief Executive Officer of the Rural Telephone Finance Cooperative, a financial intermediary providing capital to rural telephone systems. Mr. Gill also served on the Board of Directors and was President of the Guaranty Funding Corporation, a firm that issues government guaranteed debt for electric generation and transmission cooperatives. He also served on the Board and was Vice President of the National Cooperative Service Corporation, a firm that provides senior capital for various types of lease transactions for electric cooperatives. In addition, Mr. Gill served on the Boards of Directors of the National Rural Electric Cooperative Association International Foundation and the National Rural Telecommunications Cooperative. Mr. Gill retired from full-time employment on March 1, 1995, and now acts in a consulting capacity to the various organizations mentioned above. Mr. Gill, 60 years old, serves on the Audit and Executive Compensation Committees of the Company.

Incumbent Directors - Term Expiring 1999

         Fred J. Brinkman. From 1966 to 1991, Mr. Brinkman was a Partner in Arthur Andersen & Co. Since his retirement in 1991, he has served as a consultant to a number of organizations. Mr. Brinkman has been Managing Partner of Arthur Andersen & Co.'s Cleveland, San Francisco and Washington, D.C. offices, Regional Managing Partner of the firm's Western and Southeastern United States regions and Area Managing Partner for the Asia Pacific Area and Mainland China. Mr. Brinkman serves on the Boards of Directors of Figgie International Incorporated, Washington Gas Light Company, and Washington Mutual Investors Fund and is currently a consultant to Johnston Lemon Company. He is also a member of the American Institute of Certified Public Accountants and the D.C. Institute of Certified Public Accountants. Mr. Brinkman, 69 years old, serves on the Executive, Nominating, and Audit Committees of the Company.

         Robert P. Kogod. Mr. Kogod is Co-Chief Executive Officer and Co-Chairman of the Board of the Company, and Co-Chairman of the Board of Directors of each of the Property Service Businesses. From 1964 - 1997, Mr. Kogod was the President, Chief Executive Officer, and a director of Charles E. Smith Management, Inc., where he oversaw and directed all phases of the leasing and management of the Smith Companies' commercial real estate portfolio. He is now the Co-Chairman of the Board and a director of Charles E. Smith Commercial Realty, Inc., a successor to Charles E. Smith Management, Inc., and the owner, operator, and manager of commercial office buildings. He is also Secretary/Treasurer and a director of Charles E. Smith Construction, Inc., an affiliate company that specializes in the development and construction of office, retail, and residential projects. Mr. Kogod, the brother-in-law of Mr. Robert H. Smith, joined the Smith Companies in 1959. Mr. Kogod, 66 years old, serves on the Executive, Nominating, and Executive Compensation Committees of the Company.

Incumbent Directors - Term Expiring 2000

         Mandell J. Ourisman. Since 1988, Mr. Ourisman has been Chairman of the Board of Ourisman Automotive Enterprises. Mr. Ourisman serves on the Board of Directors of the Acacia Mutual Life Insurance Company, where he is a member of the Executive and Finance Committees. He is also a former Director of the Riggs National Corporation. Mr. Ourisman, 71 years old, serves on the Executive Compensation Committee of the Company.

         Robert H. Smith. Mr. Smith is Co-Chief Executive Officer and Co-Chairman of the Board of the Company, and Co-Chairman of the Board of Directors of each of the Property Service Businesses. Since 1962, Mr. Smith has been the President, Chief Executive Officer, and a director of Charles E. Smith Construction, Inc. and its predecessor companies, where he oversees and directs all phases of development and construction of the Smith Companies' office, retail, and residential real estate projects. He is also the Co-Chairman of the Board and a director of Charles E. Smith Commercial Realty, Inc., which together with its subsidiaries and affiliates is engaged in the ownership, operation, and management of commercial office buildings. Mr. Smith, the brother-in-law of Mr. Robert P. Kogod, joined the Smith Companies in 1950. Mr. Smith, 69 years old, serves on the Executive and Nominating Committees of the Company.

         Mallory Walker. Since 1976, Mr. Walker has been President, Chief Executive Officer, and a Director of Walker & Dunlop, Inc., a mortgage banking real estate company. Mr. Walker previously served on the Boards of Directors of Atlantic Trust Company, N.A. and Federal National Mortgage Association ("Fannie Mae"); at Fannie Mae, he was a member of the Executive and Audit Committees, and was Chairman of the Nominating Committee. Mr. Walker is a former Governor of the Mortgage Bankers Association of America, and a former Director of the Apartment & Office Building Association, the Greater Washington Board of Trade, the Mortgage Bankers Association of Metropolitan Washington, and the Washington Board of Realtors. Mr. Walker is a member of the American Society of Real Estate Counselors and the Urban Land Institute. Mr. Walker, 58 years old, serves on the Executive, Nominating, and Audit Committees of the Company.

Committees of the Board of Directors; Meetings

         In accordance with the Amended and Restated Bylaws of the Company, the Board of Directors has established an Executive Committee, an Audit Committee, an Executive Compensation Committee, and a Nominating Committee. The membership of these Committees is set forth in the preceding section of this Proxy Statement.

         The Executive Committee has the authority, subject to the Company's conflict of interest policies, to acquire and dispose of real property and the power to authorize, on behalf of the full Board of Directors, the execution of certain contacts and agreements, including those related to the borrowing of money by the Company (and, consistent with the First Amended and Restated Agreement of Limited Partnership of Charles E. Smith Residential Realty L.P. (the "Operating Partnership"), as amended, to cause the Operating Partnership to take such actions), provided however, that it may not approve acquisitions of property in excess of either $75 million per property or $150 million per calendar quarter, or take any action which would cause the debt-to-market capitalization ratio of the Company to exceed 50%. The Executive Committee met three times in 1997.

         The Audit Committee, which consists of three independent directors, was established to make recommendations concerning the engagement of independent public accountants, review with the independent public accountants the plans and results of the audit engagement, review professional services provided by the independent public accountants, review the independence of the independent public accountants, consider the range of audit and non-audit fees, and review the adequacy of the Company's internal accounting controls. The Audit Committee met three times in 1997.

         The Executive Compensation Committee was established to determine compensation for the Company's executive officers and to implement the Company's stock and unit option, award, and annual incentive plans. The Executive Compensation Committee met two times in 1997; once in January to approve executive compensation levels for 1997 and once in December to approve option grants and stock awards and to discuss special severance arrangements for executive officers.

         The Nominating Committee was established to seek out, evaluate, and recommend to the Board candidates for election to the Board of Directors. It was formed subsequent to the Annual Meeting of 1996. It will consider nominees recommended by shareholders, but has adopted no special procedures for such nominations. The Nominating Committee met once in 1997.

         The Board of Directors held four regular and six special meetings during 1997, in addition to conducting occasional business by unanimous written consent. Mr. Kogod attended fewer than 75% of the meetings of the Board of Directors and fewer than 75% of the meetings of committees of which he was a member.

Compensation of Directors

         The Company pays its directors who are not officers of the Company fees for their services as directors. Directors receive annual compensation of $15,000, paid quarterly, plus a fee of $1,000 (plus out-of-pocket expenses) for attendance (in person or by telephone) at each meeting of the Board of Directors, including committee meetings. Effective as of June 30, 1994, and pursuant to the Company's Directors Stock Option Plan, each current director who is not an employee of the Company received an option to purchase 5,000 shares of Common Stock at $24.00 per share (equal to the public offering price in the Company's initial public offering). The plan also provides for automatic grants of options, exercisable for 5,000 shares of Common Stock, to each newly appointed non-employee director, of which there have been none to date. Officers of the Company who are directors are not paid any director fees, nor are they eligible to participate in the Directors Stock Option Plan.

               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
                                    (Item 2)

         The Board of Directors of the Company, upon the recommendation of the Audit Committee, has appointed the accounting firm of Arthur Andersen LLP to serve as independent auditors of the Company for the fiscal year ending December 31, 1998. Arthur Andersen LLP has served as independent auditors of the Company since the Company's commencement of operations and is considered by management of the Company to be well qualified. The Company has been advised by Arthur Andersen LLP that neither the firm nor any member thereof has any financial interest, direct or indirect, in the Company or any of its subsidiaries in any capacity. Representatives of Arthur Andersen LLP will be present at the Meeting, will have the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

         The ratification of the appointment of Arthur Andersen LLP requires the approval of a majority of shares of Common Stock present and entitled to vote at the meeting. The Board of Directors of the Company recommends a vote FOR the proposal to ratify the appointment of Arthur Andersen LLP as independent auditors of the Company for the 1998 fiscal year.

       APPROVAL OF AN INCREASE IN NUMBER OF SHARES OR UNITS AUTHORIZED FOR
           ISSUANCE UNDER THE 1994 EMPLOYEE STOCK AND UNIT OPTION PLAN
                                    (Item 3)

         The Company's shareholders approved its 1994 Employee Stock and Unit Option Plan (the "Option Plan") in 1994 prior to the initial public offering of the Company. The Option Plan provides for the award of stock and/or unit options to employees (including officers and directors), consultants and advisors of the Company and its subsidiaries in order to attract and retain highly talented persons who are in a position to make significant contributions to the success of the Company, to encourage them, through equity ownership, to increase their proprietary interest in the Company and their personal interest in its continued success and progress, and to provide incentives to improve business results.

         There are currently 1,750,000 shares of Common Stock and/or units of limited partnership (the "Units") in the Operating Partnership authorized for issuance under the Option Plan, of which approximately 1,662,000 are still available for issuance pursuant to option grants. Option grants for approximately 1,593,000 of those remaining shares and Units have been made and are currently outstanding. In January 1998, the Board of Directors approved an amendment to increase the number of shares of Common Stock and/or Units authorized for issuance under the Option Plan from 1,750,000 to 3,150,000, an increase of 1,400,000, subject to shareholder approval. The original Option Plan, together with the 1994 Employee Restricted Stock and Restricted Unit Plan (300,000 shares or Units originally authorized) and the Directors Stock Option Plan (60,000 shares or Units originally authorized), provided for the potential issuance of securities equal to approximately 10% of the initial equity of the Company and its Operating Partnership. Because of subsequent increases in the number of equity securities of the Company and Operating Partnership since 1994, and the prior issuance of a small number of securities under each of the plans (totaling approximately 175,000 shares or Units), this proposed increase in the number of securities available under the Option Plan would similarly raise the potential future issuance of securities under all three plans to approximately 10% of the equity of the Company and its Operating Partnership (including both Common and Convertible Preferred Stock and Units, totaling approximately 33,300,000 shares or Units on April 3, 1998).

         The Board of Directors has determined that the remaining number of shares available for grant under the Option Plan is insufficient to adequately attract and provide an incentive to the highly qualified employees necessary for the continued development and success of the Company. An increase in the number of shares also is necessary in view of the growth of the Company's work force due to recent acquisitions and the decision of the Company to grant options to a broader group of employees than the original grants (approximately 210 employees now hold stock or Unit options). The Board of Directors believes that this increase in the amount of Common Stock and/or Units to be issued under the Option Plan will be adequate for the Company's near-term needs, and therefore recommends that shareholders approve the amendment of the Option Plan to effect this increase.

Features of the Option Plan

         Discretionary Grants. The Executive Compensation Committee of the Company (the "Committee"), as the designee of the Board of Directors, has discretion to grant options under the Option Plan to certain senior executive officers, consultants and advisors of the Company and of any "subsidiary" of the Company (within the meaning of Section 424(f) of the Internal Revenue Code of 1986, as amended), as designated from time to time by the Committee. The Option Plan for the benefit of employees of affiliated companies are administered by the boards of directors of the respective companies. The option exercise price for securities is determined by the Committee or the appropriate board of directors, provided that all options must be granted at an option exercise price of not less than the fair market value of the security on the date of the grant. Options to acquire no more than 600,000 shares or Units may be granted to any individual during the first ten calendar years of the plan, and no more than 60,000 per year thereafter.

         Options. All options granted under the Option Plan are presumed to be nonstatutory options unless the Committee or the granting board of an affiliated company specifically designates an option as an incentive stock option. The period within which any option granted under the Option Plan may be exercised is a matter of Committee or board discretion, provided that the period cannot exceed ten years from the date of grant. Each option will vest at a rate set forth by the Committee or board in each individual option agreement. The Committee or board may accelerate the time at which an option or installment may be exercised. Generally, options granted for an amount of securities equal to or less than 5,000 will vest one-third in each year following the grant date for a three-year period and terminate ten years following the grant date. Options granted for an amount of securities equal to or more than 10,000 generally will vest one-fifth each year following the grant date for a five-year period and terminate ten years following the grant date (although a small number of grants vest upon the achievement of specified objectives, rather than the passage of time). Options cease vesting upon termination of employment, and in any event expire no later than three months (one year in the case of death or disability) following such termination. The shares underlying any unexercised options that expire or terminate are again available for award under the Option Plan.

         Duration, Amendment and Termination. The Board of Directors may terminate or amend the Option Plan without shareholder approval, except that approval would be required to the extent an amendment would cause the Plan to fail to satisfy the incentive stock option requirements of the Code, and certain shareholder approvals are required by the rules of the New York Stock Exchange. The Board of Directors may also, under certain circumstances, amend the terms of any option previously granted, although no amendment may materially adversely affect a previously granted option without the consent of the optionee. No option may be granted after the tenth anniversary of the plan in June 2004.

         The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve Item 3. Abstentions will be considered shares present at the meeting entitled to vote, but since they are not affirmative votes on the proposal, they will have the same effect as votes against the proposal. Broker nonvotes will be counted towards a quorum but are not counted for any purpose in determining whether the proposal has been approved.

         The Board of Directors recommends a vote FOR the amendment to the Option Plan. Unless instruction are given to the contrary, it is the intention of the persons named as proxies to vote the shares to which the proxy is related FOR an amendment to the Option Plan to increase the number of shares or Units authorized for issuance under such Option Plan from 1,750,000 to 3,150,000.

                             EXECUTIVE COMPENSATION

         The following table sets forth certain information concerning the annual and long-term compensation for services in all capacities to the Company and the Property Service Businesses of the Co-Chief Executive Officers and those persons who were, as of December 31, 1997, the four other most highly compensated executive officers of the Company and the Property Service Businesses (the "Named Executive Officers"):

         SUMMARY COMPENSATION TABLE



                                                     ANNUAL COMPENSATION                  LONG-TERM COMPENSATION
                                       ------------------------------------------    -----------------------------
                                                                                       RESTRICTED      STOCK/UNITS       ALL OTHER
    NAME AND PRINCIPAL                                                                 STOCK/UNIT       UNDERLYING     COMPENSATION
         POSITION           YEAR          SALARY (1)       BONUS (1)    OTHER (2)       AWARDS (3)      OPTIONS (3)         (4)

Robert H. Smith (5)         1995          $150,000            $0           $0              NA               NA               $0
Co-Chairman of the          1996          $150,000            $0           $0              NA               NA               $0
Board and Co-Chief          1997          $150,000            $0           $0              NA               NA               $0
Executive Officer

Robert P. Kogod  (5)        1995          $150,000            $0           $0              NA               NA               $0
Co-Chairman of the          1996          $150,000            $0           $0              NA               NA               $0
Board and Co-Chief          1997          $150,000            $0           $0              NA               NA               $0
Executive Officer

Ernest A. Gerardi,          1995          $378,200         $200,000        $0              $0               0              $55,936
Jr.                         1996          $378,200         $200,000        $0              $0               0              $34,677
President and Chief         1997          $378,200         $250,000        $0              $0             50,000           $34,909
Operating Officer

Wesley D. Minami (6)        1997          $220,659         $70,000         $0           $342,000          85,000           $5,159
Senior Vice President
and Chief Financial
Officer

Roger L. Weeks              1995          $195,000         $32,000         $0              $0               0              $4,920
Senior Vice                 1996          $200,000         $32,000         $0              $0               0              $4,927
President-                  1997          $205,000         $37,000         $0              $0             25,000           $5,159
Residential

Matthew B. McCormick        1995          $180,000       $75,000 (7)       $0              $0               0              $10,163
Senior Vice                 1996          $180,000       $75,000 (7)       $0              $0               0              $55,710
President-                  1997          $180,000       $75,000 (7)       $0              $0             25,000           $62,376
Residential Marketing

(1) A portion of the amounts set forth as "Salary" and "Bonus" represent amounts actually paid to Messrs. Gerardi, Minami, Weeks, and McCormick by the Property Service Businesses, which are unconsolidated subsidiaries of the Company. For 1995, 1996, and 1997, "Salary" includes amounts actually paid in 1995, 1996, and 1997, and "Bonus" includes amounts paid in January 1996, January 1997, and January 1998 with respect to the immediately preceding fiscal year.

(2) The dollar value of perquisites and other personal benefits did not exceed $50,000 or 10% of the total annual salary and bonus for any of the persons named in the table for 1995, 1996, or 1997.

(3) The value of Mr. Minami's restricted Unit award, made on February 3, 1997, is calculated based upon a price of $28.50, the closing price of the Company's Common Stock on the date of grant. As a result of a previous grant made under the Plans, on December 31, 1997, Mr. Gerardi held 12,500 restricted Units worth $443,750 based on the closing price of the Company's Common Stock on December 31, 1997, of $35.50; distributions are paid on such Units. Option grants made in 1997 are further described in the separate table below. Restricted stock awards approved on December 16, 1997, but effective as of January 1, 1998, are not included in this chart. Neither Mr. Smith nor Mr. Kogod is eligible to participate in the 1994 Restricted Stock and Restricted Unit Plan or the 1994 Employee Stock and Unit Option Plan (the "Plans"). No stock, Units, or options were granted to Named Executive Officers under these Plans in 1995 or 1996.

(4) Unless otherwise stated, these amounts represent employer contributions to the Charles E. Smith Employees Retirement Plan maintained by the Property Service Businesses, made with respect to the listed year even if such payment was partially made in the following year. In the case of Mr. Gerardi, a portion of these amounts represents the payment of premiums on a life insurance policy:
$29,750 in 1997, $29,750 in 1996, and $51,016 in 1995 ($21,266 of which was for a previous partial year period). In the case of Mr. McCormick, a portion of these amounts, $57,217 in 1997, $50,783 in 1996, and $5,243 in 1995, represents leasing commissions paid in connection with extraordinary third-party brokerage business and earned during the period in which Mr. McCormick was the head of retail leasing for the Company.

(5) Messrs. Smith and Kogod also received compensation from entities other than the Company and the Property Service Businesses, for services rendered as employees of those entities.

(6) Mr. Minami joined the Company and became the Chief Financial Officer of the Company on February 3, 1997. The salary amount shown is the amount actually paid in 1997.

(7) This bonus was granted partially in consideration of the standard level of commission business generated on behalf of the Company while Mr. McCormick was the head of retail leasing for the Company.

Options and Awards

         The Company has established the 1994 Employee Stock and Unit Option Plan (the "Option Plan") and the 1994 Employee Restricted Stock and Restricted Unit Plan for the purpose of attracting and retaining executive officers and other key employees. Options granted under the Option Plan are exercisable for Units in the Operating Partnership or shares of Common Stock; in certain circumstances, Unitholders may redeem their Units for cash, or, at the option of the Company, for shares of Common Stock on a one-for-one basis. As of April 3, 1998, the Company and the Property Service Businesses had granted and outstanding under these plans options for 1,593,417 Units or shares of Common Stock and 61,250 Units or shares of Common Stock with unexpired restrictions. In December 1997, Ernest A. Gerardi, Jr., Wesley D. Minami, Roger L. Weeks, and Matthew B. McCormick were granted and received additional options to buy shares of Common Stock; Mr. Gerardi and Mr. Minami also received restricted stock grants that were not effective until 1998.

         The following table sets forth information on the options granted during 1997 under the Option Plan for four of the Named Executive Officers. Neither Robert H. Smith nor Robert P. Kogod, Co-Chief Executive Officers, is eligible to participate in the Option Plan.


                                         OPTION GRANTS IN LAST FISCAL YEAR

                                 Number of         Percent of                                         Potential Realizable Value
                                 Securities      Total Options                                        At Assumed Annual Rates Of
                                 Underlying         Granted                                            Stock Price Appreciation
                                  Options         to Employees       Exercise      Expiration            For Option Term (3)
Name                            Granted(1)       in Fiscal Year       Price         Date (2)             5%               10%
----                            ----------       --------------       -----         --------             --               ---

Ernest A. Gerardi, Jr.             50,000             5.2%           $35.00        12/16/2007         $1,100,566      $2,789,049

Wesley D. Minami                   50,000             5.2%           $28.50        02/03/2007           $896,175      $2,206,239
                                   35,000             3.6%           $35.00        12/16/2007           $770,396      $1,952,335

Roger L. Weeks                     25,000             2.6%           $35.00        12/16/2007           $550,283      $1,394,525

Matthew B. McCormick               25,000             2.6%           $35.00        12/16/2007           $550,283      $1,394,525


(1) All of the option grants were made on December 16, 1997, except the first grant for Mr. Minami was effective on February 3, 1997. All of the options vest in five equal annual installments, beginning on the first anniversary date of the option grant, and are exercisable at any time prior to the tenth anniversary of their grant. Except for Mr. Minami's first grant of an option to acquire 50,000 Units, all the options shown are exercisable for shares of Common Stock.

(2) The options granted under the plan shall terminate and become null and void if they are not exercised within ten years of the date of grant.

(3) In accordance with the rules of the SEC, these amounts are the hypothetical gains or "option spreads" that would exist for the respective options based upon assumed rates of compound share price appreciation as set forth in the chart from the date the options were granted until their exercise at the end of the full ten-year period permitted. No discount or deduction has been made for the risk of forfeiture upon termination or the non-transferability of the options, nor have the values been adjusted for their present value. No gain to the optionee is possible without an increase in the price of the Common Stock which would benefit all shareholders.

         The following table sets forth information for four of the Named Executive Officers with respect to: (i) the Unit options exercised during 1997,
(ii) the net value realized upon such exercises, (iii) the number of Units covered by unexercised Unit options held at December 31, 1997, and (iv) the value of such unexercised options at December 31, 1997. Neither Robert H. Smith nor Robert P. Kogod, Co-Chief Executive Officers, is eligible to participate in the Option Plan.

                               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                                          AND FY-END OPTION VALUES

                                   # of                           Number of Unexercised            Value of Unexercised
                                Units/shares       Value               Options at                 In-The-Money Options at
                                  Acquired         Realized          December 31, 1997              December 31, 1997 (1)
Name                            on Exercise          ($)         Exercisable/Unexercisable       Exercisable/Unexercisable
----                            -----------          ---         -------------------------       -------------------------

Ernest A. Gerardi, Jr.               0               0               90,000/110,000                 $1,035,000/$715,000

Wesley D. Minami                     0               0                10,000/75,000                  $70,000/$297,500

Roger L. Weeks                       0               0                30,000/45,000                  $345,000/$242,500

Matthew B. McCormick                 0               0                24,000/41,000                  $276,000/$196,500



(1) Calculated based upon a price of $35.50, the closing price of the Company's Common Stock on December 31, 1997, less exercise prices varying from $24.00 to $35.00

Employment Agreements

         Other than as described below, neither the Company nor any of its affiliated entities has an employment agreement with any Named Executive Officers.

         In December 1997, the Executive Compensation Committee approved new severance arrangements for senior executive officers of the Company, including the Named Executive Officers (other than Messrs. Smith and Kogod), providing for certain benefits in the event that such executive officers are terminated from employment other than for "cause" or "voluntarily without good reason." These arrangements will be contained in agreements to be entered into by each executive officer. These agreements will each have a term of three years unless there is a "change of control" (as defined therein), in which case the term would be reset to run for a period of two years from the date of such event. In addition to the agreement of the Company to pay an agreed-upon amount in the event of a covered termination, each covered executive will agree to adhere to certain covenants not to compete (including participation as a director, stockholder or partner owning more than 5% of any entity which competes in any business in which the Company is engaged) for the lesser of one year or the period for which severance is paid following termination. The agreements will also contain confidentiality provisions and "anti-raid" covenants. Each covered executive would also receive reasonable outplacement services and an immediate vesting of all stock and Unit options and the removal of restrictions on any restricted stock or Units held.

         The amount of severance pay and other benefits to which each covered executive would be entitled will be calculated in part based upon their current base annual salary and previous annual bonus amount, at different multiples depending upon the position they held at the Company prior to their termination. As President, Mr. Gerardi would be entitled to a payment equal to one year's annual salary and bonus, continued coverage for a period of one year under any medical and other welfare plans of the Company in which he participated prior to termination, and a payment in the amount of the Company's expected contribution to any retirement plan in which he participated as if employment had continued for one year following termination; if such termination occurred during the two-year period following a "change in control", he would receive a payment equal to two years' annual salary and bonus, rather than one year. The other Named Executive Officers (other than Messrs. Smith and Kogod) would be entitled to a payment equal to six months' annual salary and bonus, continued coverage for a period of six months under any medical and other welfare plans of the Company in which he participated prior to termination, and a payment in the amount of the Company's expected contribution to any retirement plan in which he participated as if employment had continued for six months following termination; if such termination occurred during the two-year period following a "change in control", Mr. Minami would receive a payment equal to eighteen months' annual salary and bonus, rather than six months, and Messrs. Weeks and McCormick would receive a payment equal to one year's annual salary and bonus, rather than six months. If any payments contingent upon a "change of control" would constitute excess parachute payments under Section 280G of the Internal Revenue Code, the covered executive would also receive gross-up payments in an amount sufficient to offset the 20% excise tax applicable to such amounts (however the Company does not believe that any covered executive would presently be subject to this tax).

         In determining eligibility for these benefits, a termination will be considered "voluntary for good reason" if it is the direct result of (i) a reduction in base salary, fringe benefits or bonus eligibility, except when generally applicable to peer employees, (ii) a substantial reduction of responsibilities or areas of supervision or an instruction to report to a lower level supervisor after a "change in control", (iii) a substantial increase in responsibilities or areas of supervision without an appropriate increase in compensation, (iv) after a "change in control", a required change of office location outside of the metropolitan area in which the executive was previously located, or (v) following a "change in control" the executive is assigned to report to a new supervisor and experiences irreconcilable working problems or difficulties. For the purposes of these agreements, a "change in control" is defined as (i) the acquisition by any individual or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) of beneficial ownership of more than 50% of the Common Stock or voting securities of the Company, other than acquisitions by the Company or pursuant to certain plans of reorganization, (ii) the failure of the current members of the Board of Directors, and their successors as duly nominated and approved by the majority of the Board of Directors, to constitute a continuing majority of the Board of Directors,
(iii) the consummation of any reorganization, merger, consolidation, or sale of substantially all of the assets of the Company, unless the beneficial owners prior to such transaction remain the holders of over 50% of the beneficial ownership and voting power following the transaction, no individual or group holds more than 35% of the securities or voting power of the resulting entity, and a majority of the board of the resulting entity were members of the Board of Directors of the Company prior to the transaction, or (iv) the approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

         Notwithstanding anything to the contrary set forth in any of the Company's filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate other filings with the Securities and Exchange Commission ("SEC"), including this Proxy Statement, in whole or in part, the following Performance Graph and Report on Executive Compensation shall not be incorporated by reference into any such filings.

                                Performance Graph
            Comparison of Cumulative Total Return of Charles E. Smith
      Residential Realty, Inc., the NAREIT Equity REIT Total Return Index,
                       and the S&P 500 Composite Index (1)

                              [GRAPH APPEARS HERE]

                                                                         PERIOD ENDING

INDEX                     6/24/94      12/31/94      6/30/95      12/31/95       6/30/96       12/31/96       6/30/97      12/31/97
-----                     -------      --------      -------      --------       -------       --------       -------      --------

Charles E. Smith           100.0        104.48       101.80        105.58         111.80         142.07        144.76        184.66
Residential Realty,
Inc.

S&P 500                    100.0        105.28       126.56        144.84         159.44         177.95        214.62        237.33

NAREIT All Equity REIT     100.0         97.35       103.13        112.08         120.03         152.12        160.80        182.94
Index

                                                                               Source: SNL Securities LC


(1) Assumes $100 invested on June 24, 1994, in the Company's Common Stock, the NAREIT Equity REIT Total Return Index ("NAREIT Index"), and the S&P 500 Composite Index ("S&P Index"). Returns for the Company are actual returns measured from the date of the initial public offering on June 24, 1994. The values of the assumed investment in both the NAREIT Index and the S&P Index are the estimated values of these indices on June 24, 1994, based on a proration of the values of those indices on May 31 and June 30, 1994 (these indices are published only as of the last day of each month). Total return assumes the reinvestment of dividends and an actual increase in the market value of the Common Stock relative to an initial investment of $100.

                 REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE
                            OF THE BOARD OF DIRECTORS

      The following report has been provided by the Executive Compensation Committee (the "Committee") of the Company's Board of Directors. The Committee met on January 21, 1997, to approve base compensation levels for certain executive officers in 1997, to approve annual cash bonuses for those officers regarding the fiscal year 1996, and to review the Company's compensation practices. The Committee met again on December 16, 1997, to approve stock awards, option grants and severance arrangements for certain executive officers. The Committee then met on January 27, 1998, to approve base compensation levels for certain executive officers in 1998, to approve annual cash bonuses for those officers regarding the fiscal year 1997, and to review the Company's compensation practices.

         EXECUTIVE COMPENSATION PHILOSOPHY

         The Company's compensation philosophy is guided by two overriding principles. First, the Company intends to provide fully competitive levels of compensation, at expected performance levels, in order to attract, motivate and retain talented executives. Second, the Company's compensation program is intended to align the interests of the Company's executives and shareholders, by linking a portion of each executive's compensation directly to the Company's performance, which should increase shareholder value over time.

         In support of this compensation philosophy, the Company's executive compensation program is designed to reward performance that contributes to the Company's short-term and long-term success. Accordingly, the Company attempts to provide both short-term and long-term incentive compensation that varies based on the Company's performance and the individual's performance. To accomplish these goals, the Company's executive compensation program is structured with three primary components: base salary, annual bonus and long-term incentives (i.e., stock and Unit options and restricted stock and Unit awards). Each of these three components is discussed separately below.

         The deductibility limitation outlined by Section 162(m) of the Internal Revenue Code is not currently a consideration for the Company because none of its executives earned sufficient income in 1997 nor are any Company executives anticipated to have sufficient income in the near future to be subject to the provision's $1 million compensation deduction limitation. Certain "performance-based compensation" is excluded from the $1 million limitation. Restricted Units are subject to the deductibility limitation, but are not treated as compensation paid to an executive officer for this purpose until the Units have vested.

         BASE SALARY

         The base salary program is designed to provide salary opportunities which are competitive with a community of competitor companies, as well as to reward individual contributions through performance-driven salary growth. Base salary levels are determined according to each individual employee's position in the Company and the employee's performance in that position. Consequently, employees with higher levels of sustained performance over time and/or employees assuming greater responsibilities will be paid correspondingly higher salaries. Salaries for executive officers are reviewed annually in accordance with a variety of factors, including individual performance, market increases in salary levels, and the Company's overall financial results.

         At its meeting in December 1997, the Committee reviewed a study of and recommendations regarding the compensation of Company executives prepared by Ferguson Associates, which compared the proposed cash compensation and option grants of executive officers of the Company to similar organizations (while acknowledging that comparisons are difficult because of inconsistent job responsibilities and titles, the common practice of granting senior executives significant stock at the time of a REIT's formation in lieu of salary, and the large ownership positions held by many of these officers in predecessor entities that make wage compensation a secondary concern.) In addition, the Company has income from Property Service Businesses which is significantly greater than that of other REITs included in the comparison. At its meeting in January 1998, the Committee noted that the Company had achieved or exceeded its operating objectives in 1997, by exceeding the projected "Funds From Operations", property acquisition and development targets, and by improving the debt-to-market capitalization ratios of the Company. The Company's stock performance was also considered with respect to the compensation of the Chief Operating Officer. The Committee reviewed and approved management's recommended salary levels for 1997. The 1998 salary levels of the Co-Chief Executive Officers were raised by $25,000 each over the 1997 levels, and the salary level of Chief Operating Officer and President remained unchanged from 1997.

         BONUS

         The Company's policy of awarding annual cash bonuses is designed to relate executive pay to Company and individual performance. Cash bonuses provide financial rewards for the achievement of Company and personal goals. At its January 1998 meeting, the Committee approved bonuses for executive officers with regard to 1997 consistent with this approach. The Company's achievement of its cash flow and acquisition objectives and other strategic business objectives in 1997, and the Company's stock performance, were major factors in determining bonus awards. Consistent with previous practice, no bonuses were awarded to the Co- Chief Executive Officers.

         EMPLOYEE STOCK AND UNIT OPTION PLAN

         The Company has adopted the 1994 Employee Stock and Unit Option Plan, which is designed to attract, retain and motivate executive officers and other key employees. As the Company's performance results in increased shareholder value, key employees will participate by increases in the value of their stock or Unit options. Messrs. Smith and Kogod are not eligible to participate in this plan. Under the terms of the plan, the Committee selects the officers and employees of the Company and the Operating Partnership (but not the affiliated Property Service Businesses) to whom options will be granted. The number of options granted is determined based on competitive market practice, the Company's financial success, and each individual's position and level of responsibility within the Company. This year, the report of Ferguson Associates, comparing the proposed grants to the practices of comparable companies, was also considered. Initial grants were made to certain employees of the Company, including all of its then-executive officers other than Messrs. Smith and Kogod, at the time of the Company's initial public offering in June 1994; these options vest in 20% increments on the first through fifth anniversaries of the date of grant and will expire if not exercised by June 23, 2004, or under certain other conditions set forth in the Option Plan. In February 1997 and April 1997, the Company granted Unit options to two new officers of the Company. At its meeting in December 1997, additional grants were made by the Committee. These options will also generally vest in 20% increments on the first through fifth anniversaries of the date of grant and will expire if not exercised by December 16, 2007, or under certain other conditions set forth in the Option Plan (excepting only the options granted to the Company's Chief Investment Officer, which vest only upon the achievement of certain property acquisition objectives.)

         RESTRICTED STOCK AND RESTRICTED UNIT PLAN

         The Company has adopted the 1994 Restricted Stock and Restricted Unit Plan as an additional means of attracting, retaining, and motivating key employees. Messrs. Smith and Kogod are not eligible to participate under the plan. Under the terms of the plan, the Committee selects the officers and employees of the Company and the Operating Partnership (but not the Property Service Businesses) to whom restricted shares and/or Units will be granted. The Committee is also authorized to determine the bases upon which the restrictions on restricted shares and restricted Units will lapse. Initial grants to certain employees of the Company, including some of its then-executive officers, were approved by the Committee at its meeting in July 1994. The number of Units granted was determined according to each individual's position and level of responsibility within the Company. The restrictions on these initial grants lapsed in four equal annual installments of 25% each on July 1, 1995, July 1, 1996, July 1, 1997, and July 1, 1998. Two additional grants were made to new officers by the Committee during 1997, one with similar restriction terms and one with restrictions which lapse only upon the achievement of certain property acquisition objectives. At its meeting in December 1997, the Committee made three new restricted stock grants to be effective January 1, 1998, two with restrictions that lapse in four equal annual installments of 25% each on subsequent anniversaries of the date of grant and one with restrictions which lapse only upon the achievement of certain property acquisition objectives.

         SEVERANCE PAYMENT POLICY

         At its December 1997 meeting, the Committee adopted a formal policy with regard to severance payments and other compensation to be received by certain senior executive officers (not including Messrs. Smith and Kogod) in the event of a termination of their employment without cause, voluntarily with good cause, or in the event of a change in control of the Company. This policy was deemed necessary by the Committee in order to clarify the obligations of the Company in those situations, and, in the case of a potential change in control of the Company, to correctly align the interests of the executive officers with those of shareholders. The policy adopted by the Committee conforms to the recommendations made to the Committee by Ferguson Associates, after its study of the practices of similarly-situated companies. Written agreements reflecting the policy will be entered into by the Company and each of the covered executives.

         RETIREMENT SAVINGS PLAN

         Each of the Property Service Businesses have adopted the Charles E. Smith Companies Employees Retirement Plan effective June 30, 1994, pursuant to
Section 401(a) and 401(k) of the Internal Revenue Code of 1986, as amended. The plan covers full-time employees of such entities and the Company who have completed six months of service, as defined by the plan. Executives of the Company who are also employed by the Property Service Businesses are eligible to participate on the same terms as nonexecutive employees, subject to any legal limitations on amounts which may be contributed or the benefits which may be payable under the plan.

         Participants may elect to contribute to the plan on a pre-tax basis, within certain percentage limitations, up to a maximum of $9,500 for each 1996 and 1997, and $10,000 for 1998. The participating employer matches 50% of the first $1,500 of an employee's contribution, up to a maximum of $750. In addition, the participating employer may make a discretionary contribution, calculated as a percentage of each participant's compensation as defined by the plan.

         Receipt of benefits attributable to the employer's matching contribution and discretionary contribution is subject to the vesting and forfeiture provisions of the plan. An employee's own contribution is fully vested at all times.

         The Company did not contribute to the plan on behalf of Messrs. Smith and Kogod in 1997.

         CO-CHIEF EXECUTIVE OFFICER COMPENSATION

         Robert H. Smith and Robert P. Kogod, Co-Chief Executive Officers, each received a salary of $150,000 for the period January 1, 1997 to December 31, 1997, and will each receive an increase of $25,000 in 1998. The salary and long-term compensation awards of Messrs. Smith and Kogod are determined substantially in conformity with the policies described above for all other executive officers of the Company. Messrs. Smith and Kogod receive a base salary which is substantially less than that of chief executive officers of many competitive companies, but the amounts paid to them are deemed appropriate in view of their substantial equity interest in the Company and their performance of services for entities other than the Company and the Property Service Businesses, which entities pay them separately for such services. Consistent with past practice, Messrs. Smith and Kogod did not receive a cash bonus for 1997.

         PROPERTY SERVICE BUSINESSES

         Certain executive officers of the Company also are employed by the Property Service Businesses, of which the Company owns 99% of the economic interest but does not own or control any voting stock. A substantial portion of such executive officers' total cash compensation is paid by the Property Service Businesses for services rendered to such entities. All base salary and annual bonus compensation decisions made by the Committee with respect to the executive officers who also are employed by the Property Service Businesses are made after consultation with the boards of directors of the Property Service Businesses. In making their base salary and annual compensation decisions with respect to these executive officers, the boards of directors of the Property Service Businesses consider all of the factors described above along with the extent of services provided to the Property Service Businesses.

                            THE EXECUTIVE COMPENSATION COMMITTEE

                                          Charles B. Gill, Chairman
                                          Robert P. Kogod
                                          Mandell J. Ourisman

                   EXECUTIVE COMPENSATION COMMITTEE INTERLOCKS
                            AND INSIDER PARTICIPATION

      One of the members of the Executive Compensation Committee, Robert P. Kogod, is an executive officer of the Company. As described below, Mr. Kogod, together with his brother-in-law, Robert H. Smith, and their families, own interests in certain entities that were parties to transactions involving the Company, the Operating Partnership, and the Property Service Businesses during 1997. These transactions include the following:

- In connection with the evaluation of prospective land acquisition properties, the Operating Partnership from time-to-time employs the services of personnel employed by Charles E. Smith Construction, Inc. ("Smith Construction"), which is owned by Messrs. Smith and Kogod. For such services, Smith Construction received reimbursements of payroll expenses in the amount of approximately $694,000 during 1997. In connection with the development of the Springfield Station Apartments, the Operating Partnership entered into an agreement with Smith Construction to manage the construction of the project for a fee equal to 4% of hard construction costs. During 1997, the construction management fees paid to Smith Construction totaled approximately $400,000.

- The Property Service Businesses lease office and associated parking spaces from partnerships affiliated with Messrs. Smith and Kogod, and the total rent paid by these entities to these partnerships during 1997 was approximately $2,516,000.

- The Company's two retail properties leased substantial health club facilities to entities controlled by Messrs. Smith and Kogod. Rent paid by these entities to the Company for the year 1997 totaled approximately $4,961,000. These health clubs were sold by Messrs. Smith and Kogod in December 1997, and in connection with this sale the lease of one of these clubs was revised to reduce future rent and extend the term of the lease in return for a one-time, lump-sum payment of $2,287,202 to the Company.

- Partnerships or corporations in which Messrs. Smith or Kogod and their spouses have an interest made certain payments to the Company or the Property Service Businesses during 1997. These transactions include the following:

         - approximately $2,577,000 paid to Smith Realty Company in residential and retail management and leasing fees and hotel asset management fees;

         - approximately $3,798,000 paid to Smith Realty Company as financing fees, for mortgage placement and related services or as reimbursement for financial services rendered;

         - approximately $5,632,000 paid to Smith Realty Company as reimbursement for the cost of corporate overhead and office services, including human resources, information systems, marketing, accounting, and similar services, provided to such entities;

         - approximately $19,611,000 paid to Consolidated Engineering Services, Inc. for engineering and technical consulting services provided to and the repair, replacement, and operation of HVAC systems of facilities owned by, such entities, and fees and payroll reimbursements paid by a joint venture of which Messrs. Smith and Kogod are the trustees (of which approximately $19,075,000 was payment for material, labor, and associated overhead costs incurred in performing such work);

         - approximately $26,149,000 paid to Smith Management Construction, Inc., for renovations, tenant and building improvements, and other construction management services provided to such entities (of which approximately $22,294,000 was payment for material, labor, and associated overhead costs incurred in performing such work); and

         - approximately $145,000 in commissions paid to Charles E. Smith Insurance Agency, Inc., directly or indirectly, for insurance coverage obtained for such entities.

                 VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

         The following table sets forth beneficial ownership of shares of Common Stock as of March 27, 1998 (or otherwise as noted) for (i) persons known to the Company to be the beneficial owners (as determined under the rules of the Securities and Exchange Commission) of more than 5% of Common Stock, (ii) each of the directors and Named Executive Officers of the Company, and (iii) the directors and executive officers of the Company as a group.

                               Number of                         Number of             Percentage
                               Shares                            Shares and Units      of all
Name and Address of            Beneficially   Percentage         Beneficially          Shares and
Beneficial Owner (1)           Owned          of Shares (2)      Owned                 Units (3)
--------------------           -----          -------------      -----                 ---------

         (i)


Cohen & Steers
Capital Management, Inc.       1,825,600(4)    11.9%             1,825,600               6.2%

The Prudential
Insurance Company
of America                     1,450,000(5)     9.5%              1,450,000              4.9%

European Investors, Inc.         944,700(6)     6.2%                944,700              3.2%

         (ii)

Robert H. Smith                  145,700 (7)      *               2,834,411(8)           9.6%

Robert P. Kogod                  104,370(9)       *               2,751,583(10)          9.4%

Ernest A. Gerardi, Jr             27,500(11)      *                  66,000                 *

Wesley D. Minami                   3,000          *                  15,000                 *

Roger L. Weeks                         0          *                  20,032                 *

Matthew B. McCormick                   0          *                   1,996                 *

Fred J. Brinkman                     700          *                     700                 *

Charles B. Gill                    5,400          *                   5,400                 *

Mandell J. Ourisman                5,000          *                 115,519                 *

Mallory Walker                     9,132          *                   9,132                 *

         (iii)

All directors and executive
   officers as a group
    (13 persons)                 305,902         2%               3,287,051              11.2%

--------------
* less than 1%

(1) The address of each beneficial owner is 2345 Crystal Drive, Crystal City, Arlington, Virginia 22202, except as otherwise noted.

(2) Based on 15,329,329 shares of Common Stock issued and outstanding on March 27, 1998.

(3) Based on 15,329,329 shares of Common Stock issued and outstanding and 29,430,887 Common Units outstanding on March 27, 1998 (14,101,558 of which are held by limited partners other than the Company). With the limited exception of certain recently-issued Units, holders of Units may redeem their Units for either cash or, at the option of the Company, for shares of Common Stock on a one-for-one basis.

(4)      Based on a Schedule 13G dated February 6, 1998. According to the
         Schedule 13G, this owner has the sole power to vote or direct the vote of 1,555,900 of these shares. The business address of this owner is 757 Third Avenue, New York, New York 10017.

(5) Based on a Schedule 13D dated October 14, 1997. The business address of this owner is 8 Campus Drive, Parsippany, New Jersey 07054.

(6) Based on a Schedule 13G dated February 13, 1998; includes E.I.I. Realty Securities Inc., a subsidiary of the named owner. According to the Schedule 13G, the owner has the sole power to vote or direct the vote of 691,600 shares and the shared power to vote or direct the vote of 144,400 shares. The business address of this owner is 667 Madison Avenue, New York, New York 10021.

(7) Includes 145,500 shares held, directly and indirectly, by Robert Smith's spouse, Clarice Smith.

(8) The total number of Units includes 90,733 Units held by Robert Smith, 40,954 Units held by Clarice Smith and 2,557,024 Units held by corporations wholly owned by Messrs. Smith and Kogod and/or their spouses. The Units owned by these corporations are reported twice in this part of the table, once as beneficially owned by Robert Smith and again as beneficially owned by Robert Kogod, but only once in part
         (iii) of the table.

(9)      Includes 52,185 shares held by Robert Kogod's spouse, Arlene Kogod.

(10) The total number of Units includes 57,464 Units held by Robert Kogod, 32,725 Units held by Arlene Kogod and 2,557,024 Units held by corporations wholly owned by Messrs. Smith and Kogod and/or their spouses. The Units owned by these corporations are reported twice in this part of the table, once as beneficially owned by Robert Kogod and again as beneficially owned by Robert Smith, but only once in part
         (iii) of the table.

(11)     Includes 12,500 shares held by Ernest Gerardi's spouse, Marilyn
         Gerardi.

                     CERTAIN RELATIONSHIPS AND TRANSACTIONS

         Certain transactions and relationships between directors and officers and the Company and its Property Service Businesses are described in the section entitled "Executive Compensation Committee Interlocks and Insider Participation" above. There are no additional matters requiring disclosure.

                            SECTION 16(a) DISCLOSURE

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership of such securities with the Securities and Exchange Commission and the NYSE. To the best of the Company's knowledge, all reports required in 1997 were timely filed except those reported in the Company's Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission on March 13, 1998.

                                  OTHER MATTERS

         The Company knows of no other matters to be presented for consideration at the Meeting. However, if any other matters properly come before the Meeting, it is the intention of the persons named in proxies returned to the Company to vote such proxies in accordance with their judgment on such matters.

                 SHAREHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

         Proposals of shareholders to be presented at the 1999 Annual Meeting must be received by the Secretary of the Company prior to December 4, 1998, to be considered for inclusion in the Company's proxy material for the 1999 Annual Meeting of Shareholders. In addition, any shareholder who wishes to propose a nominee to the Board of Directors or submit any other matter to a vote at a meeting of shareholders (other than a shareholder proposal included in the Company's proxy material pursuant to SEC Rule 14a-8) must comply with the advance notice provisions and other requirements of Article I, Section 1.11 of the Company's By-laws, which are on file with the Securities and Exchange Commission and may be obtained from the Secretary of the Company upon request.

                VOTING PROCEDURES AND COSTS OF PROXY SOLICITATION

         Under the Company's Amended and Restated By-laws and Maryland statutory law governing corporations organized under Maryland law, shares represented by proxies that reflect abstentions or "broker non-votes" (i.e., shares held by a broker or nominee which are represented at the Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Directors will be elected by a favorable vote of a plurality of the voting shares of Common Stock present and entitled to vote, in person or by proxy, at the Meeting. Accordingly, abstentions or broker non-votes as to the election of directors will not affect the election of the candidates receiving the most votes. All other proposals to come before the Meeting require the approval of a majority of the shares of Common Stock present and entitled to vote. Abstentions as to a particular proposal will have the same effect as votes against such proposal. Broker non-votes, however, will not be treated as entitled to vote on a proposal, will not be counted as votes for or against such proposal, and therefore will have no effect on the outcome of the vote on such proposal.

         The cost of preparing, assembling, and mailing the proxy material will be borne by the Company. The Company will also request persons, firms and corporations holding shares in their names or in the names of their nominees, which shares are beneficially owned by others, to send the proxy material to, and to obtain proxies from, such beneficial owners and will reimburse such holders for their reasonable expenses in doing so.

         Your vote is important. Please complete the enclosed proxy card and mail it in the enclosed postage-paid envelope as soon as possible.

                                         BY ORDER OF THE BOARD OF DIRECTORS

                                         /s/ Ernest A. Gerardi, Jr.

                                         Ernest A. Gerardi, Jr.
                                         President and Chief Operating Officer


April 3, 1998

                                 REVOCABLE PROXY
                   THIS PROXY IS SOLICITED BY AND ON BEHALF OF
                             THE BOARD OF DIRECTORS

                    CHARLES E. SMITH RESIDENTIAL REALTY, INC.

               REVOCABLE PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
                                   MAY 7, 1998

         The undersigned shareholder of Charles E. Smith Residential Realty, Inc. (the "Company") hereby appoints Ernest A. Gerardi, Jr. and Robert D. Zimet, or either of them, proxies, with full power of substitution, to act for and to vote the shares of the Common Stock of the Company which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of said Company to be held on May 7, 1998, and at any and all adjournments thereof.

         Receipt of the Company's Notice of Annual Meeting of Shareholders and Proxy Statement is acknowledged.

      IMPORTANT - This Proxy must be signed and dated on the reverse side.

                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE
--------------------------------------------------------------------------------
This Proxy, when properly executed, will be voted as directed hereon, or if no direction is indicated, will be voted FOR the election of the Board of Directors' nominees for Directors, FOR Proposals 2 and 3, and in accordance with the determination of a majority of the Board of Directors as to other matters.

The Board of Directors recommends a vote FOR:

1. ELECTION OF DIRECTORS   [ ] FOR BOTH         [   ] WITHHOLD AUTHORITY
                               NOMINEES               TO VOTE FOR BOTH NOMINEES

Nominees:   Ernest A. Gerardi, Jr.       Charles B. Gill

(INSTRUCTION: To withhold authority to vote for any individual nominee, print each such nominee's name(s) in the space provided below.)

--------------------------------------------------------------------------------

2. APPOINTMENT OF                 [ ] FOR    [ ] AGAINST    [ ] ABSTAIN
    ARTHUR ANDERSEN LLP
    as Independent Auditors

3.  AMENDMENT TO 1994 EMPLOYEE    [ ] FOR    [ ] AGAINST    [ ] ABSTAIN
    STOCK AND UNIT OPTION PLAN

4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

             MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT__________

(Please date and sign exactly as name appears on this proxy. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, guardian, etc., give full title as well.)

Signature:                                       Date:
         ----------------------------------------     ------------------
Signature:                                       Date:
         ----------------------------------------     ------------------

                    CHARLES E. SMITH RESIDENTIAL REALTY, INC.
                  2345 Crystal Drive, Arlington, Virginia 22202

                                                                   April 3, 1998

Dear Fellow Shareholder:

         You are cordially invited to attend the Annual Meeting of Shareholders of Charles E. Smith Residential Realty, Inc., to be held on Thursday, May 7, 1998, at 10:00 a.m., Eastern Daylight Savings Time, in the Crystal Gateway Marriott Hotel, 1700 Jefferson Davis Highway, Crystal City, Arlington, Virginia 22202. Parking will be available for you in the hotel garage.

         The matters to be acted on at the meeting - the election of directors, the ratification of the selection of the Company's independent accountants, and the amendment to the Company's 1994 Employee Stock and Unit Option Plan - are described in the accompanying Notice and Proxy Statement.

         We realize that each of you cannot attend the meeting and vote your shares in person. However, whether or not you plan to attend the meeting, we need your vote. A proxy card on which to indicate your vote and an envelope, postage prepaid, in which to return your proxy are enclosed. We urge you to complete, sign, and return the enclosed proxy so that your shares will be represented. If you later decide to attend the meeting, you may revoke your proxy at that time and vote your shares in person.

         This is your opportunity to voice your opinion on matters affecting the Company. Your participation is extremely important.

Sincerely,

/s/ Robert H. Smith                          /s/ Robert P. Kogod

Robert H. Smith                              Robert P. Kogod
Co-Chairman of the Board and                 Co-Chairman of the Board and
Co-Chief Executive Officer                   Co-Chief Executive Officer